Exhibit 3.3

Francine Giani Gary Herbert Kathy Berg Executive Director Governor Director Department of Commerce State of Utah Division of Corporations & Commercial Code STATE OF UTAH DEPARTMENT OF COMMERCE DIVISION OF CORPORATIONS & COMMERCIAL CODE CERTIFICATE OF REGISTRATION C T CORPORATION SYSTEM ARC GROUP WORLDWIDE, INC. 1108 E SOUTH UNION AVE MIDVALE UT 84047 Access Code Code: 979224 State of Utah Department of Commerce Division of Corporations & Commercial Code CERTIFICATE OF REGISTRATION Corporation - Domestic - Profit This certifies that ARC GROUP WORLDWIDE, INC. has been filed and approved on September 30, 1987 and has been issued the registration number 979224-0142 in the office of the Division and hereby issues this Certification thereof. KATHY BERG Division Director *The Access Code is used for Online Applications used by this Division only.

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
hereby certified that the foregoing has been filed
and approved on this 7th day of Aug 2012
In this office of this Division and hereby issued
This Certificate thereof.

Examiner ____ Date 8/7/12

Kathy Berg
Division Director

# EXPEDITE

979224-0142

AMENDMENT RECEIVED
AUG 07 2012
Utah Div. Of Corp. & Comm. Code

JBB

08-07-12P02:02 RCVD

Date: 08/07/2012
Receipt Number: 4008145
Amount Paid: $112.00

**AMENDED AND RESTATED**
**ARTICLES OF INCORPORATION**
**OF**
**ARC WIRELESS SOLUTIONS, INC.**

Pursuant to Sections 16-10a-1002, 16-10a-1003 and 16-10a-1007 of the Utah Business Corporations Act, the undersigned, being the Chief Executive Officer of ARC Wireless Solutions, Inc., a Utah corporation (the "Corporation"), does hereby certify as follows:

(a) The Board Of Directors of the Corporation adopted resolutions declaring the advisability of amending and restating the Articles Of Incorporation of the Corporation to (i) change the name of the Corporation to "ARC Group Worldwide, Inc."; and (ii) to effect a reverse stock split of the Corporation's issued and outstanding Common Stock at an exchange ratio of 1-for-1.95 shares. Pursuant to those resolutions, written notice of a annual shareholders' meeting called for the purpose of voting on those proposed amendments requiring shareholder approval, and setting forth the terms of such proposed amendments, was sent to the shareholders of record of the Corporation.

(b) A meeting was held on August 7, 2012, pursuant to notice, for the purpose of voting on the proposed amendments. There were present at said meeting 2,813,502 shares, in person or by proxy, constituting a quorum of the outstanding shares of the Corporation entitled to vote. At said meeting, the vote on the proposed amendments was as follows: (i) for the name change described in Article I hereof, the vote was 2,785,268 in favor, 17,293 against and 10,941 abstaining; and (ii) for the reverse stock split described in Article X hereof, the vote was 2,664,964 in favor, 130,851 against, 14,335 abstaining and 3,352 non-votes.

(c) The Amended and Restated Articles of Incorporation, following approval of such proposed amendments, are as follows:

**ARTICLE I**

**NAME**

The name of the Corporation is "ARC Group Worldwide, Inc."

**ARTICLE II**

**DURATION**

The Corporation shall exist in perpetuity.

**ARTICLE III**

**PURPOSES AND POWERS**

The Corporation is formed to:

(a) Engage in acquisitions of businesses of all kinds.

(b) Buy or otherwise acquire property of all kinds, whether real or personal, tangible or intangible, and to hold, lease, sell, transfer, pledge, mortgage, hypothecate and do all other acts consistent with ownership of said property.

(c) Borrow and lend money.

(d) Occupy, maintain, operate, manage and establish offices to carry on the business of the Corporation, and to provide, hire, employ and discharge employees.

(e) Have all powers granted by the Utah Business Corporations Act as it now reads or as it may be amended, and all powers granted by any other state where the Corporation may qualify to do business. The foregoing enumeration of purposes and powers shall not be constructed to limit any powers or restrict the business of the Corporation in any way. article iv capitalization The total number of shares that the Corporation shall have the authority to issue is Two Hundred Fifty Two Million (252,000,000), consisting of Two Hundred Fifty Million (250,000,000) shares of common stock, with each share having a par value of $.0005, and Two Million (2,000,000) shares of preferred stock, with each share having a par value of $.001. The Board Of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of preferred stock, for the issuance of one or more series of preferred stock, with such voting powers, if any, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board Of Directors, including, without limiting the generality of the foregoing, the following: (a) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof: (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited; (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preferences or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class; (d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other terms and conditions of such redemption; (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation; (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof; (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of this class or any other class or classes of capital stock and, if so. the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange: (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other 2 acquisition by the Corporation of. the common stock or shares of stock of any other class or any other series of this class; and (i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class or classes. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock , and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. article v restriction on commencement of business The Corporation shall not commence business until consideration in the amount of One Thousand ($1,000.00) has been received for the issuance of its shares. article vi limitations on shareholders' rights With regard to any matter on which any shareholder is entitled to vote, no shareholder shall have the right to accumulate his votes, but each shareholder shall have the number of votes equal to the number of shares held of record by him at the time. No shareholder shall have any preemptive or preferential right of subscription to any shares of any class of stock of the Corporation, whether now or hereafter authorized, or to any obligations convertible into shares of the Corporation issued or sold, nor any right of subscription to any thereof other than such right, if any, at such price as the Board Of Directors in its discretion may, from time to time, determine pursuant to the authority hereby conferred on them and the Board Of Directors may issue shares of the Corporation or obligations convertible into shares without offering such issue either in whole or in part to the shareholders of the Corporation. Should the Board Of Directors, as to any portion of the shares of the Corporation, whether now or hereafter authorized, or to any obligation convertible into shares of the Corporation, offer the same to the shareholders or any class thereof, such offer shall not in any way constitute a waiver or release of the right of the Board Of Directors subsequently to dispose of other portions of such shares or obligations without so offering the same to shareholders. article vii AUTHORITY TO ISSUE WARRANTS The Corporation is hereby expressly authorized and empowered from time to time by resolution of its Board Of Directors, to create and issue whether or not in connection with the issue and sale of any shares or other securities of the Corporation, rights or options entitling the holders or owners thereof to purchase or acquire from the Corporation any shares of any class or series of other securities, whether now or hereafter authorized. Such rights or options to be evidenced by or in such warrants or other instruments as shall be approved by the Board Of Directors. The terms upon which, the time or times which may be limited or unlimited in duration, at or within which, and the price or prices at which any such shares or other securities may be purchased or acquired from the Corporation upon the exercise of any rights or options, shall be fixed in a resolution or resolutions adopted by the Board Of Directors providing for the creation and issuance of such rights or options and set forth or incorporated by reference in the warrants or other instruments evidencing such rights or options and as shall be permitted by law. The Board Of 3

Directors is hereby authorized and empowered to authorize the creation and issue of any such rights or options in any such warrants or other instruments from time to time for such consideration as the Board Of Directors may determine. Any and all such shares which may be purchased or acquired or issued upon the exercise of any such right or option shall be deemed fully paid shares and not liable to any further call or assessment, or partly paid and liable to further call or assessment as the terms of the warrants or other instruments evidencing such rights or options shall provide. Except as provided otherwise by law, the Board Of Directors shall have full power and discretion to prescribe and regulate from time to time the procedure to be followed in and all other matters concerning the creation, issuance and exercise of such rights and options and such warrants or other instruments, and the setting aside of shares or other securities for the purpose thereof and the issuance of such shares or other securities upon the exercise thereof. article viii contracts with interested directors A director of the Corporation shall not in the absence of fraud be disqualified by his office from dealing or contracting with the Corporation either as a vendor, purchaser or otherwise, nor in the absence of fraud shall, insofar as permitted by statute any transaction or contract of the Corporation, be void or violable or affected by reason of the fact that any director or any firm of which the director is a member, or any corporation of which any director is an officer, director, or shareholder, is in any way interested in such transaction or contract; provided that, at the meeting of the Board Of Directors or of a committee thereof having authority to authorize or confirm such contractor transaction, the interest of such director, firm or corporation shall be disclosed or made known and there shall be present a quorum of the Board Of Directors or of the directors constituting such committee, and such contract or transaction shall be approved by a majority of such quorum which majority shall consist of directors not so interested or connected. No director shall be liable to account to the Corporation for any profit realized by him from or through any such transaction or contract with the Corporation, ratified or is approved as herein provided by reason of the fact that he or any firm of which he is a member or any corporation of which he is a shareholder, director or officer was interested in such transaction or contract. Directors so interested may be counted when present at meetings of the Board Of Directors or of such committee for the purposes of determining the existence of a quorum. Each and every person who is, or may become, a director of the Corporation is hereby relived from any liability that might otherwise exist from those contracting with the Corporation for the benefit of himself or any firm, association or corporation in which he may be in any way interested. Any contract, transaction or act of the Corporation or of the Board Of Directors or of any committee which shall be ratified by a majority in interest of a quorum of the shareholders having voting power, shall be as valid and as binding as though ratified by every shareholder of the Corporation; but, this provision shall not be construed as requiring the submission of any contract to the shareholders for approval. article ix indemnification The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including all appeals (other than an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that he was or is a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, decrees, fines, penalties and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit of proceeding, if he acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contrendre or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful. 4

ARTICLE X REGISTERED AGENT The Registered Agent of the Corporation shall be CT Corporation System, and the address of such Registered Agent shall be 1108 E South Union Avenue, Midvale, Utah 84047. At 2:00 PM Mountain Time on the effective date of the filing of these Amended and Restated Articles of Incorporation, every 1.95 shares of the Corporation's outstanding Common Stock will be combined into one share of the Corporation's Common Stock. The Corporation will not: issue fractional shares of Common Stock. Where a shareholder would have been entitled to a fractional share, the Corporation will round down to the nearest whole share and pay the value of the fractional share to the shareholder. The value of the fractional share shall be calculated by reference to the record date selected by the Board of Directors for effectiveness of this Reverse Stock Split. ARTICLE XI REVERSE STOCK SPLIT IN WITNESS WHEREOF, the undersigned set his hands hereu; By; Name: Theodore Deinard Title: Interim Chief Executive Officer